Exhibit 99.1

FOR IMMEDIATE RELEASE

EnerLume Energy Management Corp. Announces Private Brand Label Agreement
With A Global Leader In Power Technology
To Distribute EnerLume | EM®’s Proprietary Energy Efficiency Product

HAMDEN, CT– December 10, 2008 - EnerLume Energy Management Corp. (OTCBB:ENLU, http://www.enerlume.com), a provider of energy efficiency products that improve lighting efficiency, announced today that a global leader in power technology has entered into a private brand label agreement to distribute EnerLume Energy Management‘s proprietary EnerLume | EM® energy efficiency product. This two year private brand label agreement provides for an open quantity purchase with no minimum purchase requirement with set pricing for the duration of the term. The Company also filed a Form 8-K with the Securities and Exchange Commission on December 10th 2008.

“We are extremely pleased to partner with this New York Stock Exchange listed global technology leader in electrical systems for power quality, distribution and control, on this private brand label distribution agreement for EnerLume | EM®, our leading energy efficiency product,” commented David Murphy, Chief Executive Officer of EnerLume Energy Management.  “We believe this distribution agreement further validates our technology and underscores the positive economic and environmental results the EnerLume | EM® delivers.”

EnerLume | EM®, is a proprietary product which is most adaptable to facilities that are heavily dependent on fluorescent lighting, such as retail chains and businesses in the industrial, commercial, educational and parking garages sectors.  The product uses a patent pending algorithm to eliminate a small portion of the sine wave where the lighting system draws current but does not efficiently produce light.  The product provides a proven energy savings of up to 15% with virtually no perceptible loss of light.

About EnerLume Energy Management Corp.
EnerLume Energy Management Corp., through its subsidiaries, provides energy efficiency products and electrical services in the United States. Its focus is providing energy efficiency products, which includes the EnerLume | EM®, a proprietary digital device for reducing energy consumption on fluorescent lighting systems and the installation and design of electrical and energy management systems.  For more information on the Company please visit http://www.enerlume.com.

Forward Looking Statements
All information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of EnerLume Energy Management Corp. and its subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with EnerLume’s entry into new commercial energy markets that require the company to develop demand for its products, its ability to access the capital markets, litigation, regulatory investigations and many other risks described in its Securities and Exchange Commission filings. The most significant of these risks and uncertainties are described in our 2008 Annual Report on Form 10-K all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

EnerLume Energy Management Investor/Media Contact
John Lovallo
Lovallo Communications Group
Telephone: 203-431-0587
Email: johnlovalloirpr@sbcglobal.net